Exhibit 10.6
Employment Agreement
This Employment Agreement (this “Agreement”), dated as of March 4, 2021 (the “Effective Date”), is made by and between Coupang, Inc., a Delaware corporation (together with any successor thereto, the “Company”), and Bom Kim (the “Executive”) (collectively referred to herein as the “Parties”).
RECITALS
WHEREAS, the Company (as successor to Coupang, LLC) and Executive are parties to that certain Second Amended and Restated Employment Agreement dated as of December 2, 2020 (the “Prior Agreement”).
WHEREAS, the Company (as successor to Coupang, LLC) and Executive are also parties to the following agreements: (i) an Award Agreement, dated September 14, 2014, (ii) an Award Agreement, dated September 14, 2014, (iii) an Award Agreement, dated October 5, 2018, (iv) an Award Agreement, dated June 25, 2020, and (v) an Award Agreement, dated February 7, 2021 (collectively, and together with any award agreements governing any future grants of equity incentive awards by the Company to Executive, the “Award Agreements”).
WHEREAS, Executive and the Company mutually desire that Executive continue to provide services to the Company on the terms herein provided.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:
1.Employment.
(a)General. Effective as of the Effective Date, the Company shall continue to employ Executive for the period and in the position set forth in this Section 1, and subject to the other terms and conditions herein provided.
(b)Employment Term. The term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date, subject to earlier termination as provided in Section 3. This Agreement shall automatically renew for additional terms of one year (each, a “Renewal Term”), unless either Party provides written notice of nonrenewal to the other Party at least six (6) months prior to the end of the Initial Term or Renewal Term, as the case may be, subject to earlier termination as provided in Section 3. The Initial Term together with any Renewal Terms shall be referred to as the “Term.”
(c)Position and Duties. Executive shall have the title of Founder, Chairman and Chief Executive Officer of the Company. Executive shall serve as a member and Chairman of the Company’s board of directors (the “Board”) and, if Executive so requests, as the chairman and/or chief executive officer and a member of the board of managers or directors, as the case may be, of each of the Company’s subsidiaries and branches (if applicable). Executive shall also serve on the executive committee of the Board (if any) and, if Executive so requests, all other committees of the Board (if any) except for committees required to be comprised exclusively of independent directors under applicable securities laws or stock exchange requirements, and, if Executive so requests, the management committee or

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executive committee of any subsidiary board of managers or directors (if any), as the case may be. Executive shall have, subject to the ultimate authority of the Board for supervision, direction and control of the Company, all executive authority, duties and responsibilities for decisions relating to the supervision, direction and management of the affairs and the business of the Company that are customarily and usually associated with the position of chief executive officer including, without limitation, all powers necessary to direct and control the organizational and reporting relationships within the Company, and shall have final say on all management decisions. Executive shall report solely, exclusively and directly to the Board. In addition, Executive shall have the rights, including governance rights, set forth in the Certificate of Incorporation of the Company (the “Certificate”) and Bylaws of the Company (the “Bylaws”), as such may be amended in accordance with the terms thereof, in each case, granted to the Executive as the holder of Class B Common Stock or as the Founder (each, as defined in the Certificate) or otherwise.
(d)Full-Time Commitment. During the Term, Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the of the Company and its subsidiaries, provided that Executive shall be permitted to (A) manage Executive’s personal, financial and legal affairs, (B) participate in trade or industry associations and (C) serve on the board of directors of for-profit, not-for-profit or tax-exempt charitable organizations, provided that such activities do not materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder.
2.Compensation and Related Matters.
(a)Annual Base Salary. During the Term, Executive shall receive a base salary at an annual rate equal to $850,000, which shall be paid in accordance with the customary payroll practices of the Company and shall be pro-rated for partial years of employment (such annual base salary, the “Annual Base Salary”). Executive’s Annual Base Salary will be reviewed by the Board or the compensation committee of the Board, as applicable, no less frequently than annually and may be increased (but not decreased) in the discretion of the Board or the compensation committee of the Board, as applicable, based on individual and/or Company performance.
(b)Annual Bonus. During the Term, Executive shall participate in any bonus plans offered to the other senior officers of the Company on no less favorable terms.
(c)Long-Term Incentive Plan. During the Term, Executive will participate in the Company’s long-term incentive plan and will receive such awards as are determined in the sole discretion of the Board or the compensation committee of the Board, as applicable.
(d)Benefits. During the Term, Executive shall participate in the Company’s employee benefit plans, programs and arrangements, including without limitation health insurance, life insurance, disability insurance, savings and pension plans, on terms that are no less favorable than those provided to other senior officers of the Company and are no less favorable than the terms of such benefit plan, programs and arrangements as in effect immediately prior to the Effective Date.
(e)Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable travel, security and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement policy. In addition, the Company shall bear all responsibility for the reasonable fees and expenses of counsel and accountants incurred by Executive in connection with the negotiation and preparation of this Agreement

(and related agreements), including responsibility for any taxes on imputed income therefrom for which Executive may be liable.
3.Termination.
Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:
(a)Circumstances.
(i)Death. Executive’s employment hereunder shall terminate upon Executive’s death.
(ii)Disability. If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment.
(iii)Termination due to Cause. The Company shall have the right to terminate Executive’s employment for Cause (as defined below).
(iv)Resignation from the Company due to Good Reason. Executive may resign Executive’s employment with the Company for Good Reason (as defined below).
(v)Resignation from the Company Other Than due to Good Reason. Executive may resign Executive’s employment with the Company for any reason other than for Good Reason or for no reason upon thirty (30) days’ advance written notice to the Company.
(vi)Termination without Cause. The Company may terminate Executive’s employment for any reason other than for Cause or for no reason upon thirty (30) days’ advance written notice to Executive.
(b)Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination consistent with the provisions hereof (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination consistent with the provisions hereof or any date thereafter elected by the Company in its sole discretion.
(c)Company Obligations upon Termination. Upon termination of Executive’s employment at the expiration of the Term or pursuant to any of the circumstances listed in Section 3(a), Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive; (ii) any vacation time that has been accrued but unused in accordance with the Company Arrangements; (iii) any expense reimbursements owed to Executive pursuant to Section 2(e); and (iv) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements (other than any rights under the Company’s Executive Severance Policy unless such Policy provides more favorable benefits than those provided in this Agreement), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”). In the event that Executive’s employment is terminated by the Company for any reason, Executive’s sole and exclusive remedy shall be to receive the payments and benefits described in this Section 3(c) and, if applicable, the payments and benefits provided in Section 4 of this Agreement and the Award Agreements. Notwithstanding the foregoing, following any such termination, Executive shall retain any rights Executive is entitled to as a holder of equity in the Company or otherwise under the Certificate and Bylaws, in each case, including any indemnification rights Executive may have.
(d)Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships (other than the Company’s Board), if any, then held with the Company or any of its affiliates.
4.Payments in Connection with Termination.
(a)Termination without Cause or Resignation Due to Good Reason. If the Company terminates Executive’s employment without Cause pursuant to Section 3(a)(vi) or if Executive resigns for Good Reason pursuant to Section 3(a)(iv), then, subject to Executive signing and not revoking a mutual release of claims in the form attached as Exhibit A to this Agreement, as modified to the extent necessary to comply with or reflect changes in applicable law after the date of this Agreement or to reflect new agreements entered into by Executive and the Company after the date of this Agreement (the “Release”), and such release becoming effective within sixty (60) days following Executive’s Separation from Service (such sixty (60) day period, the “Release Period”), and Executive’s continued compliance with Sections 5, Executive shall receive, in addition to payments and benefits set forth in Section 3(c) and without offset or duty to mitigate: (i) a lump-sum payment equal to two (2) times his Annual Base Salary, payable on the First Payment Date (as defined in Section 10(l)), subject to Section 10(l); (ii) immediate vesting of all outstanding equity awards (with any unsatisfied performance conditions assumed satisfied at target); and (iii) if Executive elects to continue coverage under the Company’s group health plans for himself and his eligible dependents pursuant to his rights under COBRA, continued health insurance (for Executive and his eligible dependents) for a period of 24 months following the date of termination of Executive’s employment (or his eligibility for other employer-provided health insurance, if sooner) (the “COBRA Subsidy Period”), with the Company bearing all responsibility for the cost of such coverage including responsibility for any Taxes for which Executive may be liable. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that its payment of COBRA premiums on behalf of Executive would violate applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then instead of paying the COBRA premiums, the Company shall pay to Executive, on the last day of each remaining month of the COBRA Subsidy Period (subject in each case to Section 10(l)), a cash amount that would provide equivalent after-tax economic value for the remainder of the COBRA Subsidy Period. If Executive becomes eligible for coverage under another employer’s health insurance, he shall immediately notify of the Company of such event.
(b)Termination Due to Death or Disability. If Executive’s employment is terminated due to death pursuant to Section 3(a)(i) or due to Disability pursuant to Section 3(a)(ii) and, solely in the case of his termination due to Disability, subject to Executive signing and not revoking a Release and such Release becoming effective within the Release Period, and subject to Executive’s continued compliance with Sections 5, Executive (or his estate) shall receive, in addition to payments and benefits set forth in Section 3(c): (i) in the case of his death, continued payment of his Annual Base Salary for a period of twelve (12) months following the Termination Date, which shall be paid in accordance with the customary payroll practices of the Company, or, in the case of his Disability, a lump sum payment equal to twelve (12) months of his Annual Base Salary, payable on the First Payment Date (subject to Section 10(l)); (ii) immediate vesting of any other outstanding equity awards (with any unsatisfied performance conditions assumed satisfied at target); and (iii) continued health insurance on the same terms as provided in Section 4(a)(iii) for Executive and his eligible dependents or, in the case of his death, his eligible dependents.
(c)Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5 through 8 and Section 10 will survive the termination of Executive’s employment and the expiration or termination of the Term.
5.Nondisclosure of Proprietary Information.
(a)Except in connection with the faithful performance of Executive’s duties hereunder or pursuant to Section 5(b) and (d), Executive shall, during the period that Executive is employed by the Company and for a period of two (2) years thereafter, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity (other than the Company) any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment) (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. The Parties hereby stipulate and agree that, as between them, any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Notwithstanding the foregoing, Confidential Information shall not include any information that has been published in a form generally available to the public or is publicly available or has become public knowledge prior to the date Executive proposes to disclose or use such information, provided, that such publishing or public availability or knowledge of the Confidential Information shall not have resulted from Executive directly or indirectly breaching Executive’s obligations under this Section 5(a) or any other similar provision by which Executive is bound, or from any third-party breaching a provision similar to that found under this Section 5(a). For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if material features comprising such information have been published or become publicly available.
(b)Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s expense in resisting or otherwise responding to such process, in each case to the extent permitted by applicable laws or rules.

(c)As used in this Section 5 and Section 6, the term “Company” shall include the Company and its subsidiaries.
(d)Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 5(b) above), (ii) disclosing information and documents to Executive’s attorney, financial or tax adviser for the purpose of securing legal, financial or tax advice, (iii) retaining, at any time, Executive’s personal correspondence, Executive’s personal contacts and documents related to Executive’s own personal benefits, entitlements and obligations, or (iv) disclosing or using information and documents reasonably necessary to defend or enforce Executive’s rights under this Agreement or any other agreement between the Parties or their affiliates.
(e)Notice of Immunity Under the Defend Trade Secrets Act of 2016 (“DTSA”): Notwithstanding any other provision of this Agreement, Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document that is filed or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to an attorney of Executive and use the trade secret information in the court proceeding if Executive files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.
6.Inventions.
All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive has or may discover, invent or originate in connection with Executive’s previous service to the Company or during the Term, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. Executive hereby appoints the Company as Executive’s attorney-in-fact to execute on Executive’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.
7.Injunctive Relief.
It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 5 and 6 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 5 and 6, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief without the requirement to post bond.

8.Assignment and Successors.
The Company may assign its rights and obligations under this Agreement to any of its affiliates or to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.
9.Certain Definitions.
(a)Cause. “Cause” shall mean a good faith determination by the Board of the occurrence of any of the following events:
(i)Executive’s conviction of, plea of no contest or plea of nolo contendere for any felony involving moral turpitude;
(ii)Conduct by Executive in connection with his employment with the Company that is fraudulent and has a material adverse effect on the business or financial condition of the Company and its subsidiaries, taken as a whole; or
(iii)Executive’s material breach of his material obligations under this Agreement which remains uncured for 20 days following written notice to Executive of the existence thereof.
In the case of clauses (ii) and (iii), Cause shall in no event exist unless Executive has been provided with the opportunity to appear (with counsel) before the Board to contest its determination.
(b)Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; or (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) – 3(a)(vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier.
(c)Disability. “Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, Disability shall mean Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s position hereunder for a total of five months during any twelve-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed. Any refusal by Executive to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of Executive’s Disability.
(d)Good Reason. “Good Reason” shall mean the occurrence of any of the following events without Executive’s written consent: (i) the assignment to Executive of any duties inconsistent with his position, duties, responsibilities or status with the Company or a reduction of Executive’s authority, duties, title or responsibilities (including, without limitation, a reduction in authority exercised by Executive as chief executive officer immediately prior to the Effective Date of this Agreement); (ii) a change in reporting structure; (iii) a reduction in Executive’s Annual Base Salary; (iv) the Company’s requiring Executive to be based at any office or location more than fifty (50) miles from the location at which he is then performing his services for the Company, except for travel reasonably required in the performance of Executive’s responsibilities; (v) the Company’s failure to renew the Agreement at the end of the Initial Term or any Renewal Term; (vi) a material breach by the Company of its material obligations under the Agreement or any other agreement with the Executive; and (vii) the Company’s failure to comply with any of the rights of the Executive set forth in the Certificate and Bylaws.
In the case of clauses (i), (ii), (vi) and (vii), Good Reason shall in no event exist as to any event that is capable of being cured unless such event remains uncured for 20 days following written notice to Company of the existence thereof.
(e)Person. “Person” shall mean any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust, governmental authority or other entity of any kind.
10.Miscellaneous Provisions.
(a)Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Delaware without reference to the principles of conflicts of law of the State of Delaware or any other jurisdiction, and where applicable, the laws of the United States.
(b)Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(c)Indemnification; D&O Insurance.
(i)The Company shall indemnify and hold harmless, to the fullest extent permitted by the Certificate and Bylaws and applicable law as it presently exists or may hereafter be amended, and upon request advance expenses to Executive in the event he is or was a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of his employment by the Company or any of its subsidiaries or affiliates, against expenses (including counsel fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Executive.
(ii)The Company shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by Executive in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by Executive to repay all amounts advanced if it should be ultimately determined that Executive is not entitled to be indemnified under this Section 10(c) or otherwise.
(iii)The rights conferred on Executive by this Section 10(c) shall not be exclusive of (and shall not limit or be secondary to) any other rights which Executive may have or hereafter acquire under the Indemnification Agreement, dated March 16, 2021, by and between Executive and the Company (as successor to Coupang, LLC), any statute, any provision of the Company’s certificate of incorporation or Company’s bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise (including any indemnification or insurance separate from the Company).
(iv)Any right to indemnification or to advancement of expenses of Executive arising hereunder shall not be eliminated or impaired by an amendment to or termination of this Agreement after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative Proceeding for which indemnification or advancement of expenses is sought.
(d)Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:
(i)If to the Company, the Chief Financial Officer at its headquarters,

(ii)If to Executive, at the last address that the Company has in its personnel records for Executive, or
(iii)At any other address as any Party shall have specified by notice in writing to the other Party.
(e)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.
(f)Entire Agreement. The terms of this Agreement (together with the Award Agreements) are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral including the Prior Agreement; provided, however, that any of Executive’s rights to payment, benefits or indemnification under the Prior Agreement shall be governed by the Prior Agreement which shall remain enforceable in accordance with its terms; provided, further, that any of Executive’s rights as an equityholder (including with respect to equity securities of the Company or any rights to acquire equity securities of the Company) existing as of immediately prior to the Effective Date of this Agreement shall survive and remain enforceable in accordance with the terms of the applicable agreements. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.
(g)Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
(h)No Inconsistent Actions. The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.
(i)Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.
(j)Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by binding international arbitration in Seoul, South Korea. Each Party shall bear its own attorneys’ fees and expenses; provided that the arbitrator may assess the prevailing Party’s fees and costs against the non-prevailing Party as part of the arbitrator’s award. The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief or specific performance as provided in this Agreement. This dispute resolution process and any arbitration hereunder shall be confidential and neither any Party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all Parties, except where necessary or compelled in a Court to enforce this arbitration provision or an award from such arbitration or otherwise in a legal proceeding.
(k)Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(l)Section 409A.
(i)General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.
(ii)Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following Executive’s Separation from Service (the “First Payment Date”). Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement.
(iii)Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A and the Company or any member of a control group including the Company is publicly traded on an established securities market or otherwise (as determined in accordance with Section 409A), Executive’s severance benefits (except to the extent otherwise eligible for exclusion from the requirements of Section 409A) shall not be paid or provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.
(iv)Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit, and any reimbursement shall be for expenses incurred during the period of time specified in the Agreement and if no time is specified, shall be for expenses incurred during the lifetime of Executive. To the extent that payment on account of tax liability incurred by Executive is not exempt from Section 409A, the payment will be made no later than the end of Executive’s taxable year following the taxable year in which Executive remits the taxes owed on the taxable benefit or payment. Any such payment is intended to comply with Treasury Regulation Section 1.409A-3(i)(1)(v).
(v)Installments. Executive’s right to receive any payments or benefits under this Agreement, including without limitation any lump sum payment or salary continuation payments, shall be treated as a right to receive a series of separate payments and, accordingly, each such payment or benefit shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.
(m)Section 280G. Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit Executive would receive pursuant to this Agreement or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the manner that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

COMPANY

By:	/s/ Harold Rogers
Name: Harold Rogers
Title: Chief Administrative Officer

EXECUTIVE

By:	/s/ Bom Kim
Name: Bom Kim
[Signature Page to Employment Agreement]

EXHIBIT A
Separation Agreement and Release
This Separation Agreement and Release (“Agreement”) is made by and between Bom Kim (“Executive”) and Coupang, Inc. (the “Company”) (collectively, referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).
WHEREAS, the Parties have previously entered into that Employment Agreement, dated as of                     , 2021 (the “Employment Agreement”); and
WHEREAS, in connection with Executive’s termination of employment with the Company or a subsidiary or affiliate of the Company effective                     , 20     , the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Company Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s ownership of equity securities or rights to acquire equity securities of the Company or one of its affiliates or Executive’s right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”).
NOW, THEREFORE, in consideration of the severance payments and benefits described in Section 4(a) of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:
1.Severance Payments; Salary and Benefits. The Company agrees to provide Executive with the severance payments and benefits described in Section 4(a) of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof.
2.Release of Claims by Executive. Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries and affiliates, and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Company Releasees”). Executive, on his own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Company Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the

Company Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (as defined in Section 8 below), including, without limitation:
(a)any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;
(b)any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
(c)any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;
(d)any and all claims for violation of the federal or any state constitution;
(e)any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and
(f)any and all claims for attorneys’ fees and costs.
Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Company Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates, claims or rights that Executive may have as an equityholder or holder of derivative securities of the Company, and Executive’s right under applicable law and any Retained Claims. This release further does not release claims for breach of this Agreement.
3.Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age

Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has [21] [45] days within which to consider this Agreement; (c) Executive has 7 days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the Chief Financial Officer of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the [21] [45] day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.
4.Release of Claims by the Company. The Company, on behalf of itself and any of its direct or indirect subsidiaries and affiliates, and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns, hereby and forever releases Executive any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns (“Executive Releasees”) from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that the Company may possess against any of the Executive Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (as defined in Section 8 below). The Company represents and warrants that it has not assigned any of the claims being released under this Agreement and that it has not filed any proceeding relating to Employee’s employment or the termination thereof.
5.Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
6.No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.
7.Governing Law; Dispute Resolution. This Agreement shall be subject to the provisions of Sections 10(a), 10(d) and 10(j) of the Employment Agreement.
8.Effective Date. Each Party has seven days after that Party signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Executive signed this

Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).
9.Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Company Releasees. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

COMPANY

By:
Name:
Title:

EXECUTIVE

By:
Name: Bom Kim
Title: